Exhibit 23.1

            Consent Of Independent Registered Public Accounting Firm


We have issued our report dated May 31, 2003 accompanying the financial statements and schedule included in the Annual Report of US Global Aerospace, Inc. on Form 10-KSB for the year and period ended March 31, 2003 and 2002, which are incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference of said report in the Registration Statement of US Global Aerospace, Inc. on Form S-8 (File No. 333-97213) pertaining to the Company's Amended and Restated 2002 Stock Plan.

Grant Thornton LLP/s/

Seattle, Washington
August 23, 2004,